UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

APPLE HOSPITALITY TWO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[DLA Letterhead]

President

April 23, 2007

Dear Apple Hospitality Two Shareholder:

You should have received in the mail a Proxy Statement from Apple Hospitality Two, Inc. (“Apple Two”) stating that the Board of Directors of Apple Two has unanimously approved a merger transaction in which Apple Two will merge with and into a subsidiary of Lion ES Hotels, LP, an affiliate of ING Clarion Partners, LLC.

In the merger, you will receive approximately $11.20 in cash for each unit that you own.

Your vote is important. Please read the Proxy Statement carefully and then complete, sign, date and return your proxy card as soon as possible, pursuant to the instructions in the Proxy Statement. A special meeting of shareholders will be held on May 18, 2007 to vote on the merger.

If you have not already voted, or have lost your ballot, or have additional questions concerning your vote, we urge you to call your Investment Counselor immediately at 1-800-367-3000. Please also consult the Proxy Statement dated April 18, 2007 for complete details concerning the proposed merger.

Sincerely,

David Lerner